UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

KILROY REALTY CORPORATION

KILROY REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Kilroy Realty Corporation) Delaware (Kilroy Realty, L.P.)	001-12675 (Kilroy Realty Corporation) 000-54005 (Kilroy Realty, L.P.)	95-4598246 (Kilroy Realty Corporation) 95-4612685 (Kilroy Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200 Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On January 4, 2017, Kilroy Realty Corporation, or the Company, issued a press release announcing the commencement of a public offering of its common stock. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 8.01	OTHER EVENTS

Commencement of Common Stock Offering

On January 4, 2017, the Company announced the commencement of an underwritten public offering of 3,500,000 shares of its common stock. In addition, the Company expects to grant to the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock.

Recent Developments

The following discussion provides information with respect to certain recent developments of the Company and Kilroy Realty, L.P., or the Operating Partnership. Unless otherwise expressly stated or the context otherwise requires, “we,” “us” and “our” refer collectively to the Company, the Operating Partnership and the Company’s other subsidiaries.

Completed Acquisitions. In December 2016, we acquired an approximately 179,000 square foot mixed-use project in the West Hollywood submarket of Los Angeles for approximately $210.0 million. This project, located on the Sunset Strip, is comprised of a 10-story, approximately 72,000 square foot office tower and a three-building retail plaza encompassing approximately 107,000 square feet built on top of a subterranean parking structure that provides approximately 930 parking spaces (approximately five spaces per 1,000 square feet). Additionally, this project includes three billboards atop the retail buildings that were fully leased as of December 31, 2016. The office and retail components of this project were approximately 88% occupied as of the same date. In-place leases for the office and retail components of this project have a weighted average remaining lease term of approximately 63 months as of December 31, 2016. Based on our internal estimates, we believe that the weighted average in-place rents for the office and retail components of this project were approximately 15% to 20% below market rents at the time of the acquisition. We believe we have the opportunity to significantly increase the value of this project over time through repositioning the retail component and increasing both parking and billboard revenues.

In December 2016, we acquired an approximately 152,000 square foot project in the Palo Alto submarket of the San Francisco Bay Area for approximately $130.0 million. This project is comprised of two buildings, one developed in 2015 and the other in 1998, and is suited for office, life sciences and research and development uses. The buildings are located on Page Mill Road in Stanford Research Park, one of Silicon Valley’s technology-oriented commercial office parks. The two buildings are subject to a 51-year ground lease with Stanford University. The buildings are fully occupied by Theranos, Inc., a consumer healthcare technology company, and Perkins Coie LLP, an international law firm. In-place leases for this project have a weighted average remaining lease term of approximately 130 months as of December 31, 2016. Based on our internal estimates, we believe that the weighted average in-place rents for this project were approximately 20% to 25% below market rents at the time of the acquisition.

Our internal estimates of the percentage differences between the weighted average in-place rents of these projects and market rates are subject to uncertainties and actual percentage differences may differ, perhaps substantially, from our estimates. In addition, we may not be able to increase the value of these projects to the extent we anticipate or at all.

Development. In December 2016, we commenced the first phase of development on One Paseo, a mixed-use project in Del Mar, California. We expect to spend a total of approximately $225 million on the first phase, with incremental spend on the first phase of approximately $150 million to $200 million, which includes all of the project’s sitework, approximately 237 residential units and approximately 96,000 square feet of retail space. Development of this project, which we expect will encompass a total of approximately 1.1 million square feet, will occur in phases, and we estimate that the total development cost, including the land, will be approximately $660 million.

In November 2016, we commenced development on 100 Hooper Street, a LEED Platinum-designed project fully entitled for approximately 314,000 square feet of office and approximately 86,000 square feet of production, distribution and repair (PDR) space configured in two, four-story buildings. This project is located in the SOMA district of San Francisco. Adobe Systems Incorporated, which has its main San Francisco presence just blocks from 100 Hooper Street, has signed a long-term lease for approximately 207,000 square feet. Adobe will occupy approximately 155,000 square feet initially and approximately 52,000 square feet within 15 months of construction completion that is expected to occur in 2018. We estimate that the total development cost, including the land, will be approximately $270 million.

Based on our internal budgets, in 2017, we expect to spend approximately $330 to $360 million on the three projects we currently have under development, including the two development projects described above. In addition, we are pursuing entitlements to build a new five-story life sciences building with approximately 150,000 square feet of rentable space in the University Towne City submarket of San Diego.

Development projects are subject to a number of risks and uncertainties, and we cannot assure you that the cost of the projects described above will not exceed, perhaps substantially, the estimated costs set forth above or that the projects will be completed by the dates and on the other terms currently contemplated, or at all, or that the size and design of the projects, if completed, will not differ from the descriptions in this prospectus supplement. For additional information, see “Risk Factors—Risks Related to our Business and Operations—We may be unable to successfully complete and operate acquired, developed, and redeveloped properties” in the Company’s and the operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

Capital Recycling. We are under contract to sell an approximately 68,000 square-foot office building in San Diego’s Sorrento Mesa submarket for gross proceeds of approximately $12.1 million. This disposition is currently expected to close in January 2017, subject to satisfaction of customary closing conditions and other uncertainties. There can be no assurance that this disposition will close on the terms currently contemplated or at all or, if it does, when the closing will occur. This property was reported as held for sale as of September 30, 2016.

Leasing. In November 2016, we signed a 12-year lease with Amazon.com for space at our approximately 320,000 square foot Westlake Terry office project in the South Lake Union neighborhood of greater Seattle. Amazon.com is scheduled to take occupancy of an initial approximately 150,000 square feet of space following the expiration of an existing tenant’s lease in the third quarter of 2017 and completion of tenant improvements. This project was fully occupied as of December 31, 2016.

Mortgage Financing. In November 2016, we closed a $170.0 million mortgage loan secured by our Westside Media Center, a three building media and entertainment office project in Los Angeles. The mortgage, which is non-recourse to us and the operating partnership (other than pursuant to limited customary secured debt guarantees for items such as voluntary bankruptcy, fraud, misapplication of payments and environmental liabilities) bears interest at 3.57% and matures on December 1, 2026. We used a portion of the proceeds from the loan to pay off an approximately $65 million mortgage at par in December 2016 and intend to use the remaining proceeds for general corporate purposes.

ATM Activity. From October 1, 2016 through December 30, 2016, we sold 451,398 shares of our common stock having an aggregate gross sales price of approximately $32.3 million pursuant to our at-the-market offering program.

Dividends and Distributions. On December 13, 2016, our board of directors declared a regular quarterly cash dividend of $0.375 per share of our common stock and a special cash dividend of $1.90 per share of common stock, both of which are payable on January 13, 2017 to stockholders of record as of the close of business on December 30, 2016. As general partner of the operating partnership, on December 13, 2016, our board of directors also declared a regular quarterly cash distribution per common unit of limited partnership interest of the operating partnership, or common unit, and a special cash distribution per common unit in the same respective amounts to common unit holders of record as of the close of business on the same date. Based on the number of shares of our common stock and common units outstanding as of December 30, 2016, the total amount of the regular quarterly cash dividend and distribution and the special cash dividend and distribution will be approximately $35.9 million and $181.6 million, respectively.

We expect to fund this regular quarterly cash dividend and special cash dividend with unrestricted cash on hand, which may include proceeds from the proposed common stock offering, if completed. As of December 30, 2016, we had unrestricted cash on hand of approximately $205 million, before reconciling items.

Risks Related to Our Business and Operations

The actual density of our undeveloped land holdings and/or any particular land parcel may not be consistent with our potential density estimates.

As of September 30, 2016, we estimate that our eight potential development sites, representing approximately 70 gross acres of undeveloped land, provide more than 5.7 million square feet of potential office or other space, which we refer to as “density.” We caution you not to place undue reliance on the potential density estimates for our undeveloped land holdings and/or any particular land parcel because they are based solely on our estimates, using data currently available to us, and our business plans as of September 30, 2016. The actual density of our undeveloped land holdings and/or any particular land parcel may differ substantially from our estimates based on numerous factors, including our inability to obtain necessary zoning, land use and other required entitlements, as well as building, occupancy and other required governmental permits and authorizations, and changes in the entitlement, permitting and authorization processes that may restrict or delay our ability to develop, redevelop or use undeveloped land holdings at anticipated density levels, or at all. Moreover, we may strategically choose not to develop, redevelop or use our undeveloped land holdings to their maximum potential density or be unable to do so as a result of factors beyond our control, including our inability to obtain capital on terms that are acceptable to us, or at all, to fund our development and redevelopment activities. We can provide no assurance that the actual density of our undeveloped land holdings and/or any particular land parcel will be consistent with our potential density estimates.

Industry and Market Data

In this Current Report on Form 8-K, we refer to information and statistics regarding, among other things, the industry, markets, submarkets and sectors in which we operate, including, among other things, the percentage by which certain leases are above or below applicable market rents and the number of square feet of office and other space that could be developed from specific parcels of undeveloped land. We obtained this information and these statistics from various third-party sources and our own internal estimates. We believe that these sources and estimates are reliable but have not independently verified them and cannot guarantee their accuracy or completeness.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1*	Press release dated January 4, 2017 issued by Kilroy Realty Corporation.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kilroy Realty Corporation

Date: January 4, 2017

	By:	/s/ Heidi R. Roth
Heidi R. Roth Executive Vice President, Chief Accounting Officer and Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kilroy Realty, L.P.

Date: January 4, 2017

	By:	Kilroy Realty Corporation,
Its general partner

	By:	/s/ Heidi R. Roth
Heidi R. Roth Executive Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

99.1*	Press release dated January 4, 2017 issued by Kilroy Realty Corporation

*	Furnished herewith